Exhibit 107

Calculation of Filing Fee Tables

424(b)(2)

(Form Type)

Ares Capital Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Debt	7.000% Notes due 2027	Rule 457(o) and Rule 457(r)	$300,000,000	100.170%	$300,510,000	$ 0.00014760	$44,355.28
	Total Offering Amounts					$300,510,000		$44,355.28
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due							$44,355.28

The pricing supplement to which this Exhibit is attached is a final prospectus for the related offering.